FINANCIAL HIGHLIGHTS
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
                                                                           2ND QUARTER             SIX MONTHS
                      (UNAUDITED; IN THOUSANDS                        ----------------------  --------------------
                       EXCEPT PER SHARE DATA)                            1996        1995       1996       1995
                                                                      ----------  ----------  ---------  ---------
FOR THE PERIOD:
    Net income......................................................  $    2,238  $    4,656  $   3,794  $   8,063
    Return on average equity........................................        12.8%       26.8%      10.7%      23.8%
    Return on average assets........................................        1.10        2.30       0.94       1.98
PER SHARE:
    Net income--fully diluted.......................................  $     0.51  $     1.05  $    0.87  $    1.82
    Dividends.......................................................        0.31        0.29       0.62       0.58
    Book value......................................................       17.75       17.50      17.75      17.50
AT JUNE 30:
    Total Assets....................................................  $  830,700  $  812,101
    Loans...........................................................     330,978     309,311
    Deposits........................................................     705,013     703,069
    Stockholders' equity............................................      76,389      77,041

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LETTER TO SHAREHOLDERS
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Dear Shareholder:

    Pinnacle reported net income of $2,238,000, or $0.51 per fully diluted share, for the second quarter of 1996, compared with $4,656,000, or $1.05 per share earned in the second quarter of 1995, a per share decrease of 51%. For the first six months of 1996, net income totalled $3,794,000, or $0.87 per share, compared with $8,063,000, or $1.82 per share, earned in the first six months of 1995, a per share decrease of 52%. The return on average equity for the first six months of 1996 was 12.8% and the return on average assets amounted to 1.10%. Total assets were $830,700,000 at June 30, 1996, up 2% from the same date of the previous year. Equity capital amounted to $76,389,000 resulting in a book value per share of $17.75.

    The primary factor contributing to the earning declines for the second quarter and first six months of 1996 versus the same periods one year earlier was that a significant amount of net gains on the sale of securities were recorded in the earlier periods. In the second quarter of 1996, net losses of $130,000 were booked compared to net gains of $3,450,000 in the second quarter of 1995. For the first six months of 1996, net gains amounted to $133,000 versus net gains of $4,265,000 recorded for the first six months of 1995. Net interest income declined 8% in the second quarter of 1996 and 16% for the first six months compared to the same periods of the previous year. Pinnacle's net interest margin totalled 3.64% for the second quarter of 1996, down from the 4.04% recorded in the second quarter of the previous year. A lower yield earned on Pinnacle's taxable securities portfolio was the primary contributor to the net margin decline. Despite the year-to-year decline, the net interest margin increased 31 basis points from the 3.33% earned in the first quarter of 1996.

    Other items influencing earnings for the second quarter and first six months of 1996 included lower provisions for loan losses and income taxes and a 9% decrease in operating expense for the first six months of 1996 primarily as a result of lower deposit insurance costs, and decreases in occupancy expenses and data processing costs. Other operating income was down 2% for the year-to-date as the result of a gain on the sale of an asset recorded in the first half of 1995.

    Non-performing assets totalled $7,242,000 at June 30, 1996, a decrease of $1,057,000, or 13% from the amount at year end. The allowance for loan losses was $6,061,000, or 1.83% of loans at quarter end. Net recoveries of $38,000 were recorded during the period. Non-performing assets at June 30, 1996 were 2.19% of total loans plus other real estate owned, and amounted to 0.87% of total assets.

    On April 22, 1996, Pinnacle announced that a definitive agreement had been signed for the acquisition of Financial Security Corp. and its wholly-owned subsidiary, Security Federal Savings and Loan Association of Chicago. Pinnacle and Financial Security are in the process of securing regulatory approvals and preparing proxy information for the shareholders of each company. The anticipated closing date is at the end of the third quarter.

    At the Board of Directors' meeting on July 16, 1996, the Board declared a dividend of $0.31 per share payable on August 8 to shareholders of record as of July 29.

                                            Sincerely,

                                            /s/ John J. Gleason, Jr.
                                            ---------------------------------
                                            John J. Gleason, Jr.
                                            Vice Chairman and Chief Executive
                                            Officer

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
CONSOLIDATED BALANCE SHEETS
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES

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
                                                                    JUNE 30       DECEMBER 31      JUNE 30
                   (UNAUDITED; IN THOUSANDS)                          1996           1995            1995
                                                                  ------------  ---------------  ------------

ASSETS:
    Cash and due from banks.....................................  $     24,902   $      27,273   $     25,184
    Federal funds sold..........................................         1,950          14,100          3,350
    Interest-bearing deposits...................................         3,439           2,726          6,362
    Securities--Available for sale..............................       426,207         426,929        425,563
    Loans.......................................................       330,978         309,600        309,311
    Less: Allowance for loan losses.............................        (6,061)         (6,023)        (6,380)
                                                                  ------------  ---------------  ------------
          NET LOANS.............................................       324,917         303,577        302,931
    Premises and equipment......................................        16,786          15,565         15,747
    Goodwill and other intangibles..............................        18,234          19,177         20,121
    Other assets................................................        14,265           9,350         12,843
                                                                  ------------  ---------------  ------------
          TOTAL.................................................  $    830,700   $     818,697   $    812,101
                                                                  ------------  ---------------  ------------
                                                                  ------------  ---------------  ------------
LIABILITIES:
    Demand deposits:
        Non-interest bearing....................................  $     93,741   $      96,714   $     90,859
        Interest bearing........................................        86,851          89,230         83,613
    Savings deposits............................................       251,925         257,794        271,999
    Other time deposits.........................................       272,496         269,066        256,598
                                                                  ------------  ---------------  ------------
          TOTAL DEPOSITS........................................       705,013         712,804        703,069
    Short-term borrowings.......................................        17,500             -0-          1,000
    Notes payable...............................................        25,950          20,600         24,100
    Other liabilities...........................................         5,848           6,332          6,891
                                                                  ------------  ---------------  ------------
          TOTAL LIABILITIES.....................................       754,311         739,736        735,060
                                                                  ------------  ---------------  ------------
STOCKHOLDERS' EQUITY:
    Common stock $4.69 par value................................        20,169          20,505         20,633
      20,000,000 shares authorized;
      shares issued and outstanding:
           6/30/96: 4,302,716
          12/31/95: 4,374,469
           6/30/95: 4,401,724
    Additional paid-in capital..................................        18,001          17,898         17,873
    Retained earnings...........................................        33,649          33,506         32,360
    Unrealized gains (losses) in securities
     available-for-sale.........................................         4,570           7,052          6,175
                                                                  ------------  ---------------  ------------
          TOTAL STOCKHOLDERS' EQUITY............................        76,389          78,961         77,041
                                                                  ------------  ---------------  ------------
          TOTAL.................................................  $    830,700   $     818,697   $    812,101
                                                                  ------------  ---------------  ------------
                                                                  ------------  ---------------  ------------

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
CONSOLIDATED STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES
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
                                                                   FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                                      ENDED JUNE 30           ENDED JUNE 30
                    (UNAUDITED; IN THOUSANDS                      ----------------------  ----------------------
                     EXCEPT PER SHARE DATA)                          1996        1995        1996        1995
                                                                  ----------  ----------  ----------  ----------
INTEREST INCOME:
    Loans.......................................................  $    6,899  $    6,642  $   13,358  $   13,286
    Securities..................................................       6,165       6,691      11,911      13,566
    Interest-bearing deposits and Federal funds sold............          52         261         153         535
                                                                  ----------  ----------  ----------  ----------
        INTEREST INCOME.........................................      13,116      13,594      25,422      27,387
INTEREST EXPENSE:
    Deposits....................................................       6,047       5,896      12,103      11,465
    Short-term borrowings.......................................         107           1         109          37
    Notes payable...............................................         425         564         782       1,128
                                                                  ----------  ----------  ----------  ----------
        INTEREST EXPENSE........................................       6,579       6,461      12,994      12,630
                                                                  ----------  ----------  ----------  ----------
NET INTEREST INCOME.............................................       6,537       7,133      12,428      14,757
    Provision for loan losses...................................         -0-          75         -0-         150
                                                                  ----------  ----------  ----------  ----------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....       6,537       7,058      12,428      14,607
OTHER INCOME:
    Banking services and other..................................       1,176       1,101       2,389       2,550
    Trust services..............................................         571         554       1,118       1,025
    Net securities gains........................................        (130)      3,450         133       4,265
                                                                  ----------  ----------  ----------  ----------
        OTHER INCOME............................................       1,617       5,105       3,640       7,840
OTHER EXPENSE:
    Employee compensation and benefits..........................       3,021       2,936       6,032       5,904
    Occupancy...................................................         670       1,055       1,349       1,642
    Other expenses..............................................       2,233       2,629       4,207       5,129
                                                                  ----------  ----------  ----------  ----------
        OTHER EXPENSE...........................................       5,924       6,620      11,588      12,675
INCOME BEFORE INCOME TAXES......................................       2,230       5,543       4,480       9,772
    Provision for income taxes..................................          (8)        887         686       1,709
                                                                  ----------  ----------  ----------  ----------
        NET INCOME..............................................  $    2,238  $    4,656  $    3,794  $    8,063
                                                                  ----------  ----------  ----------  ----------
                                                                  ----------  ----------  ----------  ----------
WEIGHTED AVERAGE NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES OUTSTANDING..........................       4,342       4,433       4,366       4,433
EARNINGS PER SHARE..............................................  $     0.51  $     1.05  $     0.87  $     1.82

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
CORPORATE INFORMATION
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                             CORPORATE HEADQUARTERS

                           2215 York Road, Suite 208
                           Oak Brook, Illinois 60521
                                 (708) 574-3550

                                SUBSIDIARY BANKS
                                                                          [LOGO]
                                 Pinnacle Bank
                        CICERO, BERWYN, NORTH RIVERSIDE,
                             LAGRANGE PARK, HARVEY,
                               OAK PARK, WESTMONT

                        Pinnacle Bank of the Quad-Cities
                           SILVIS, GREEN ROCK-COLONA

                             Pinnacle Bank, F.S.B.
                                BATAVIA, ELBURN

                                  COMMON STOCK

                        Common stock is traded on NASDAQ
                         with the ticker symbol "PINN"
                              and listed with the
                             abbreviations "PinBG"
                                 and "PinclBns"

                            PRINCIPAL MARKET MAKERS

                            The Chicago Corporation
                         Howe, Barnes Investments, Inc.
                             Chicago Capital, Inc.
                          Herzog, Heine, Gedald, Inc.

                                     [LOGO]

                                     [LOGO]

                             SECOND QUARTER REPORT
                                 JUNE 30, 1996

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